Exhibit 99.1

                 Reliance Steel & Aluminum Co. Updates
                  Fiscal 2005 Fourth Quarter Outlook

    LOS ANGELES--(BUSINESS WIRE)--Feb. 2, 2006--Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it is updating its guidance regarding the Company's earnings estimates for the fourth quarter ended December 31, 2005. At this time, Reliance expects earnings to be in the range of $1.75 to $1.80 per diluted share. The current Wall Street analysts' earnings estimates for the Company's 2005 fourth quarter range from $1.16 to $1.22 per diluted share. Reliance reported earnings of $1.31 per diluted share for the three-month period ended December 31, 2004 and $1.49 per diluted share for the third quarter ended September 30, 2005.
    Reliance's Chief Executive Officer, David H. Hannah, said, "In our October 20, 2005 third quarter and nine-months financial results press release we included an estimate for our 2005 fourth quarter earnings of $1.10 to $1.20 per diluted share. We did not expect any significant changes in either pricing or demand in the fourth quarter, other than the normal seasonal slowdown. However, we did experience both improved pricing levels and stronger demand than we anticipated. As a result, we have updated our earnings guidance to reflect our current expectations."
    The Company will announce its financial results for the three and twelve-months ended December 31, 2005 on Thursday, February 16, 2006 prior to the opening of the New York Stock Exchange and will host a conference call web cast that same day at 11:00 am Eastern Time at: www.rsac.com/investorinformation.
    Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in 32 states and Belgium and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
    Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com. The Company was named to the 2006 Forbes Platinum 400 List of America's Best Big Companies and was also named as one of "America's Most Admired Companies" listed in the diversified wholesaler's category in the March 7, 2005 issue of Fortune.

    This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.



    CONTACT: Reliance Steel & Aluminum Co.
             Kim P. Feazle
             Investor Relations
             713-610-9937
             213-576-2428
             kfeazle@rsac.com
             investor@rsac.com